Exhibit 99
National City Corporation
1900 E. 9th St.
Cleveland, OH 44114-3484
NEWS RELEASE
For Immediate Release

Investor Contact: Jennifer Hammarlund 216-222-9849 jennifer.hammarlund@nationalcity.com	Media Contact: Chris Kemper (513) 455-9228 christopher.kemper@nationalcity.com
NATIONAL CITY ANNOUNCES CONSIDERATION OF STRATEGIC
ALTERNATIVES FOR FIRST FRANKLIN, INCLUDING A POSSIBLE SALE
Strategic alternatives, including a possible sale, also under consideration for NationPoint
CLEVELAND — July 10, 2006 — National City Corporation (NYSE: NCC) today announced that it is considering strategic alternatives for its First Franklin business unit. First Franklin is a leading originator of nonconforming residential mortgage loans through a nationwide broker network.
Under consideration is the possible sale of the business, potentially to include National City Home Loan Services, Inc., an affiliated entity that services First Franklin loans both for National City as well as third parties. Headquartered in San Jose, Calif., First Franklin originates, purchases, sells and securitizes non-conforming residential first and second lien mortgage loans. National City Home Loan Services is headquartered in Pittsburgh.
National City also stated that it is considering strategic alternatives for NationPoint, possibly including a separate sale of that company. NationPoint, based in Lake Forest, Calif., is an affiliated business unit engaged in direct-to-consumer mortgage lending.
There can be no assurance that any agreements will be executed or that any transactions will be approved or consummated.
About National City
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management.
##

3